Exhibit 16.1

March 18, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of AGL Private Credit Income Fund’s Form 8-K dated March 18, 2025, and have the following comments:

1.	We agree with the statements made in the first four paragraphs under Item 4.01(a).

2.	We have no basis on which to agree or disagree with the other statements made therein.

/s/ Deloitte & Touche LLP